Exhibit 10.9

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”) is made and entered into this              day of                             , 2004, between OVERNITE CORPORATION, a Virginia corporation (the “Company”) and                                           (the “Executive”). Certain capitalized terms used in this Agreement are defined in Section 7.

R E C I T A L S

The Company acknowledges that Executive has made and is expected to make significant contributions to the growth and success of the Company. The Company also acknowledges that there exists the possibility of a Change in Control of the Company, although there has been no suggestion of any consideration of such a change from any source. The Company recognizes that the possibility of a Change in Control may contribute to uncertainty on the part of senior management and may result in the departure or distraction of senior management from their operating responsibilities.

Outstanding management of the Company is always essential to advancing the best interests of the Company and its shareholders. In the event of a threat or occurrence of a bid to acquire or change control of the Company or to effect a business combination, it is particularly important that the business of the Company be continued with a minimum of disruption. The Company believes that the objective of securing and retaining outstanding management will be achieved if the Company’s key management employees are given assurances of employment security so that they will not be distracted by personal uncertainties and risks created by such circumstances.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay to Executive, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Effective Date. The Effective Date of this Agreement is                                          , 2004.

2. Term of Agreement. The Term of this Agreement begins on the Effective Date and ends on December 31, 2006. Notwithstanding the preceding sentence, the Term of this Agreement shall be extended for an additional twelve month period, as of each anniversary of the Effective Date, unless the Company gives Executive written notice, no later than the August 1 immediately before the applicable anniversary of the Effective Date, that the Term of this Agreement will not be extended.

3. Right to Receive Termination Benefits. Executive shall be entitled to receive the Termination Benefits described in Section 4 if the requirements of subsection (a) or (b) or (c) are satisfied:

(a) Executive shall be entitled to receive the Termination Benefits if (i) a Control Change Date occurs during the Term of this Agreement and (ii) within twenty-four months after the Control Change Date either (x) the Company terminates Executive’s employment with the Company without Cause or (y) Executive resigns from the employment of the Company and Executive has Good Reason to resign from the Company.

(b) Executive shall be entitled to receive the Termination Benefits if (i) during the Term of this Agreement the Company terminates Executive’s employment with the Company without Cause and (ii) a Control Change Date occurs within nine months after Executive’s termination by the Company.

(c) Executive shall be entitled to receive the Termination Benefits if (i) during the Term of this Agreement the Company terminates Executive’s employment with the Company without Cause and (ii) on the date of Executive’s termination the Company is negotiating with, or is in discussions with, a Person regarding a transaction that, if completed, would constitute a Change in Control.

No amounts will be payable under this Agreement with respect to a Change in Control that occurs while a case is pending against the Company under the United States Bankruptcy Code. No Termination Benefits will be payable unless Executive’s employment with the Company is terminated as described in one of the foregoing subsections.

4. Termination Benefits. Upon a termination of Executive’s employment in accordance with Section 3, Executive shall be entitled to receive the following Termination Benefits:

(a) Payment of any accrued but unpaid salary from the Company through the date that Executive’s employment terminates;

(b) Payment of any bonus that has been earned from the Company but which remains unpaid as of Executive’s termination of employment;

(c) Reimbursement for any expenses that Executive incurred on behalf of the Company prior to termination of employment to the extent that such expenses are reimbursable under the Company’s standard reimbursement policies;

(d) A payment equal to the sum of (x) three times Executive’s base salary as in effect on the date of Executive’s termination and (y) three times Executive’s average cash bonus for the three years ending before termination;

(e) Credit for an additional three years of service and attainment of an age that is three years greater than Executive’s actual age for purposes of computing Executive’s benefit under the Overnite Transportation Company Supplemental Executive Retirement Plan;

(f) Continued participation in the Company’s medical and insurance plans, programs and policies (whether such insurance relates to health, life, vision, dental, disability, liability or otherwise), on the same terms and for the same benefits as in effect on the date of Executive’s termination for a period of three years following termination; provided, however, that if applicable legal requirements preclude Executive’s continued participation in a plan or plans,

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then the Company shall make cash payments to Executive in an amount which is sufficient for Executive to obtain comparable coverage, on the same after-tax basis as the after-tax cost to Executive as under such plan or plans;

(g) Payment of up to $15,000 for outplacement services; and

(h) Payment of any attorney fees incurred by Executive in connection with the enforcement of Executive’s rights under this Agreement.

The Termination Benefits described in subsections (a), (b), (c), and (d) shall be payable in a single cash sum within seven days of Executive’s termination of employment in accordance with Section 3. The payment of the Termination Benefits shall be reduced by amounts required to be withheld for applicable income and employment taxes.

In addition to the Termination Benefits described in this Section 4, Executive also shall be entitled to receive any benefits or payments that Executive is entitled to receive under any employee benefit plans or other arrangements or agreements that cover Executive.

5. Accelerated Benefits. In the event of a Change in Control, Executive shall be entitled to the following benefits (regardless of whether Executive’s employment terminates or is terminated):

(a) A payment equal to Executive’s award opportunity for the current performance cycle in the Company’s long-term incentive plan as if the target performance objectives are met;

(b) Accelerated vesting, exercisability and transferability of all outstanding options, performance shares, restricted stock (including shares issued under the Company’s Equity Swap Program) and other stock-based compensation awards;

(c) A contribution to an Executive-owned grantor trust with a value equal to the present value of Executive’s “Supplemental Benefit” under the Overnite Transportation Company Supplemental Executive Benefit Plan (such contribution to be paid in the form and at the time prescribed by such plan); and

(d) Payment of any attorney fees incurred by Executive in connection with the enforcement of Executive’s rights under this Section 5.

No benefits will be provided under this Section 5 with respect to a Change in Control that occurs while a case is pending against the Company under the United States Bankruptcy Code.

6. Excise Tax Indemnification. Executive shall be entitled to a payment under this Section 6 if any payment or benefit provided under this Agreement or any other plan or agreement with the Company constitutes a “parachute payment” (as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986 (the “Code”), but without regard to Code Section 280G(b)(2)(A)(ii)) and Executive incurs a liability under Code Section 4999. The amount payable to Executive under this Section 6 shall be the amount required to indemnify Executive and hold him harmless from the application of Code Sections 280G and 4999 with respect to benefits, payments, accelerated exercisability and vesting and other rights under this Agreement

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or otherwise, and any income, employment, hospitalization, excise and other taxes attributable to the indemnification payment. The benefit payable under this Section 6 shall be calculated and paid not later than the date (or extended filing date) on which the tax return reflecting liability for the Code Section 4999 excise tax is required to be filed with the Internal Revenue Service. To the extent that any other plan or agreement requires that Executive be indemnified and held harmless from the application of Code Sections 280G and 4999, any such indemnification and the amount required to be paid to Executive under this Section 6 shall be coordinated so that such indemnification is paid only once and the Company’s obligations under this Section 6 shall be satisfied to the extent of any such other payment (and vice versa). Executive shall be entitled to the benefit described in this Section 6 without regard to whether he becomes entitled to receive the Termination Benefits described in Section 4.

7. Certain Definitions. As used in this Agreement, certain terms have the definitions set forth below.

(a) Beneficial Owner means that a Person, considered alone or together with all Associates of that Person, is or becomes directly or indirectly the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of securities representing at least twenty percent (20%) of the Company’s then outstanding securities entitled to vote generally in the election of the Board.

(b) Associate, with respect to any Person, is defined in Rule 12b-2 under the Exchange Act; provided, however, that an Associate shall not include the Company or a majority-owned affiliate of the Company.

(c) Board means the Board of Directors of the Company.

(d) Cause means (i) willful, deliberate and continued failure by Executive (other than for reason of mental or physical illness) to perform his duties as established by the Board or fraud or dishonesty in connection with such duties, in either case if such conduct has a materially detrimental effect on the business operations of the Company, (ii) a material breach by Executive of his fiduciary duties of loyalty or care to the Company, or (iii) conviction of any crime or a plea of guilty or nolo contendre to a charge of any crime constituting a felony.

(e) Change in Control means the occurrence of any of the events set forth in any one of the following paragraphs:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended

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by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended, or

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the recordholders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(f) Exchange Act means the Securities Exchange Act of 1934, as amended.

(g) Good Reason means the occurrence, on or after a Control Change Date, and without Executive’s written consent, of any of the following: (i) the assignment to Executive of duties that are materially inconsistent with the Executive’s duties immediately prior to a Change in Control (other than pursuant to a transfer or promotion to a position of equal or enhanced responsibility or authority) or any diminution in the nature or scope of the Executive’s responsibilities from those in effect immediately prior to the Change in Control; (ii) a reduction by the Company (or any Related Entity) in Executive’s annual base salary or annual incentive opportunity from that in effect immediately prior to the Change in Control; (iii) a material reduction by the Company (or any Related Entity) in the pension, thrift, medical or long term disability benefits provided to the Participant from those provided to Executive immediately prior to the Change in Control; (iv) a requirement that Executive relocate his principal office location more than 50 miles from the Company’s executive offices in Richmond, Virginia; or (v)

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the failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(h) Person has the meaning set forth is Section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d)(3) and 14(d)(2) of the Exchange Act. The term “Person” does not include the Company, or any Related Entity, and the term Person does not include (i) any employee-benefit plan maintained by the Company or any Related Entity, (ii) any person or entity organized, appointed, or established by the Company or any Related Entity for or pursuant to the terms of any such employee-benefit plan, (iii) any underwriter temporarily holding securities pursuant to any offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company unless the Board determines that such an employee-benefit plan or such person or entity is a “Person”.

(i) Related Entity means any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Company.

8. No Assignment. Except as required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt to effect any such action shall be null, void and no effect.

9. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia other than its choice of law provisions to the extent that they would require the application of the laws of a State other than the Commonwealth of Virginia.

10. Successors. The Company shall require any successor to all or substantially all of the Company’s business or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise), to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to resign from the employ of the Company and to receive the Termination Benefits and other benefits under this Agreement in the same amount and on the same terms as Executive would be entitled to hereunder if he terminated his employment for Good Reason following a Change in Control. References in this Agreement to the “Company” include the Company as defined above and any successor to the Company’s business, assets or both which assumes and agrees to perform this Agreement by operation of law or otherwise.

11. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amount remains payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is none, to Executive’s estate.

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12. No Employment Rights. Nothing in this Agreement confers on Executive any right to continuance of employment by the Company. Nothing in this Agreement interferes with the right of the Company to terminate Executive’s employment at any time for any reason whatsoever, with or without Cause, subject to the requirements of this Agreement. Nothing in this Agreement restricts the right of Executive to terminate his employment with the Company at any time for any reason whatsoever, with or without Good Reason.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together constitute one and the same instrument.

14. Entire Agreement. This Agreement expresses the whole and entire agreement between the parties with reference to the payment of the Termination Benefits and supersedes and replaces any prior agreement, understanding or arrangement (whether oral or written) by or between the Company and Executive with respect to the payment of the Termination Benefits.

15. Notices. All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose by notice to the other party:

If to Executive:

If to the Company:	1000 Semmes Avenue
Richmond, Virginia 23224

Each notice, request or other communication shall be effective if (i) given by mail, seventy-two hours after such communication is deposited in the mails with first class postage prepaid, address as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section 15.

16. Modification of Agreement. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration or litigation between the parties unless such waiver or modification is in writing, duly authorized and executed. The parties agree that this Section 16 may not be waived except as herein set forth.

17. Recitals. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

OVERNITE CORPORATION

By:
(printed name and title)

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